Exhibit 99.1

Press Release

Bio-Rad Reports Third-Quarter 2019 Financial Results

HERCULES, Calif.-October 31, 2019-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the third quarter ended September 30, 2019.

Third-quarter 2019 net sales were $560.6 million, an increase of 2.8 percent compared to $545.1 million reported for the third quarter of 2018. On a currency-neutral basis, quarterly sales increased 4.5 percent compared to the same period in 2018, reflecting growth across the business. Third-quarter gross margin was 54.8 percent compared to 52.6 percent during the third quarter in 2018.

Life Science segment net sales for the third quarter were $215.7 million, an increase of 4.5 percent compared to the same period in 2018. On a currency-neutral basis, Life Science segment sales increased by 5.7 percent compared to the same quarter in 2018. Currency-neutral sales reflect growth of multiple product lines in the segment, driven by double-digit growth in Droplet Digital PCR and Food Safety products as well as good demand within Gene Expression and Western Blotting product lines. Sales during the third quarter of 2019 increased across all regions: the Americas, Europe and Asia.

Clinical Diagnostics segment net sales for the third quarter were $341.8 million, an increase of 2.4 percent compared to the same period in 2018. On a currency-neutral basis, net sales were up 4.3 percent compared to the same quarter last year. Currency-neutral sales from the third quarter reflected growth in Quality Control, Blood Typing, and Immunology product lines. On a geographic view, sales increased mainly in Asia and the Americas.

Third-quarter 2019 operating income was $57.5 million versus 2018 third-quarter operating income of $36.3 million.

Reported net income for the third quarter of 2019 was a net loss of $258.8 million, or ($8.68) per share on a diluted basis. This loss was negatively impacted by a decline of $390.6 million in the market value of equity securities that we hold, primarily related to our investment in Sartorius AG. Net income for the third quarter of 2018 was a net gain of $269.3 million, or $8.89 per share on a diluted basis, which included a gain of $318.0 million related to our investment holdings.

The effective tax rate for the third quarter of 2019 was 22.8 percent compared to 23.1 percent during the same quarter in 2018.

“We are pleased with our operating results for the third quarter, which show continued strength in many of our key life science and diagnostic product lines across most of our major geographies,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “Our operating performance reflects continued improvement compared to 2018, providing us with good momentum as we head into the rest of the year.”

GAAP Results
	Q3 2019	Q3 2018
Revenue (Millions)	$560.6	$545.1
Gross Margin	54.8%	52.6%
Operating Margin	10.2%	6.7%
Net (Loss) Income (Millions)	$(258.8)	$269.3
(Loss) Income per Diluted Share	$(8.68)	$8.89

Non-GAAP Results
	Q3 2019	Q3 2018
Gross Margin	56.0%	53.5%
Operating Margin	12.0%	8.2%
Net Income (Millions)	$48.6	$27.6
Income per Diluted Share	$1.61	$0.91

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity owned investments; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the third quarter of 2019 was $48.6 million, or $1.61 per share on a diluted basis, compared to $27.6 million, or $0.91 per share on a diluted basis, during the same period in 2018. The non-GAAP effective tax rate for the third quarter of 2019 was 25.5 percent compared to 31.9 percent for the same period in 2018.

The following table represents a reconciliation of Bio-Rad’s reported net (loss) income and diluted (loss) income per share to non-GAAP net income and non-GAAP diluted income per share for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30,		September 30,
	2019	2018	2019	2018
GAAP net (loss) income	$(258,816)	$269,326	$1,205,189	$1,194,143
Amortization of purchased intangibles	5,809	6,529	16,490	20,179
Legal matters	(1,900)	4,420	4,593	13,209
Acquisition related costs (benefits)	6	(2,756)	(7,762)	(2,862)
Restructuring costs (benefits)	5,928	(10)	5,749	1,478
Valuation loss (gain) on equity-owned securities	390,620	(318,007)	(1,384,999)	(1,420,339)
Loss on equity-method investments	37	222	698	625
Other non-recurring items	—	—	(759)	(9,208)
Income tax effect on non-GAAP adjustments	(93,040)	67,878	303,890	315,276
Non-GAAP net income	$48,644	$27,602	$143,089	$112,501

GAAP diluted (loss) income per share	$(8.68)	$8.89	$39.97	$39.50
Non-GAAP diluted income per share	$1.61	$0.91	$4.75	$3.72

On a reported basis, net sales for the first three quarters of 2019 increased 0.9 percent to $1,687.2 million compared to $1,672.6 million for the same period in 2018. On a currency-neutral basis, net sales grew 3.7 percent.

Year-to-date net income for 2019 was $1,205.2 million, or $39.97 per share on a fully diluted basis, compared to $1,194.1 million, or $39.50 per share, respectively, during the same period in 2018.

2019 Financial Outlook
For the full year 2019, the company is projecting currency-neutral revenue growth outlook of 4.0 to 4.5 percent with an estimated non-GAAP operating margin of 12.5 to 13.0 percent.

“As we head into the end of the year, we anticipate 2019 will be another year of growth in many of our key product areas, with broad contribution from most of our major geographies,” Mr. Schwartz said. “Our operating performance has rebounded nicely so far in 2019 and we expect more of the same for the remainder of the year, reflecting substantial improvement in operating profit over 2018.”

Non-GAAP Reporting
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity owned investments, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:
Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, valuation costs, integration costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, and other professional or consulting fees. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, valuation changes in equity owned investments and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets, charges and benefits arising from valuation changes in equity owned investments and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.
Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.
From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.
There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast
Management will discuss third quarter ended September 30, 2019 results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) October 31, 2019. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., Conference ID: 1469320. You may also listen to the conference call via a webcast that is available in the "Investor Relations" section of our website under “Quarterly Results” at www.bio-rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 8,000 employees worldwide.

Bio-Rad had revenues exceeding $2.2 billion in 2018. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, our operating results for the third quarter showing continued strength in many of our key life science and diagnostic product lines across most of our major geographies, our operating performance reflecting continued improvement compared to 2018, providing us with good momentum as we head into the rest of the year, anticipating 2019 will be another year of growth in many of our key product areas with broad contribution from most of our major geographies, expecting our operating performance to continue to rebound for the remainder of the year which will reflect substantial improvement in operating profit over 2018, and for the full year 2019 projecting currency-neutral revenue growth outlook of 4.0 to 4.5 percent with an estimated non-GAAP operating margin of 12.5 to 13.0 percent.. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "expect," "project," "continue," "estimate," "believe," "will," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, international legal and regulatory risks, global economic and geopolitical conditions, product quality and liability issues, reductions in government funding or capital spending of our customers, our ability to integrate acquired companies, products or technologies into our company successfully, supply chain issues, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Bio-Rad Laboratories, Inc.
Ilan Daskal, Executive Vice President
& Chief Financial Officer
510-724-7000
investor_relations@bio-rad.com

Press Contact:
Bio-Rad Laboratories, Inc.
Tina Cuccia, Corporate Communications
510-724-7000
tina_cuccia@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$560,633	$545,138	$1,687,231	$1,672,568
Cost of goods sold	253,607	258,422	760,674	781,982
Gross profit	307,026	286,716	926,557	890,586
Selling, general and administrative expense	201,622	201,196	610,460	620,751
Research and development expense	47,944	49,245	145,641	146,122
Income from operations	57,460	36,275	170,456	123,713
Interest expense	5,525	6,064	17,352	17,823
Foreign currency exchange losses, net	898	672	3,411	1,911
Change in fair market value of equity securities	390,620	(318,007)	(1,384,999)	(1,420,339)
Other (income) expense, net	(4,367)	(2,585)	(26,959)	(29,588)
(Loss) income before income taxes	(335,216)	350,131	1,561,651	1,553,906
Benefit from (provision for) income taxes	76,400	(80,805)	(356,462)	(359,763)
Net (loss) income	$(258,816)	$269,326	$1,205,189	$1,194,143

Basic (loss) earnings per share:
Net (loss) income per basic share	$(8.68)	$9.02	$40.42	$40.04
Weighted average common shares - basic	29,831	29,863	29,815	29,822

Diluted (loss) earnings per share:
Net (loss) income per diluted share	$(8.68)	$8.89	$39.97	$39.50
Weighted average common shares - diluted	29,831	30,292	30,149	30,234

Note: As a result of the net loss for the three months ended September 30, 2019, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)
Current assets:
Cash and cash equivalents	$561,071	$431,526
Short-term investments	423,737	418,830
Accounts receivable, net	356,025	392,443
Inventories, net	587,987	583,815
Other current assets	118,812	196,864
Total current assets	2,047,632	2,023,478

Property, plant and equipment, net	495,876	508,690
Operating lease right-of-use assets	217,516	—
Goodwill, net	264,084	219,770
Purchased intangibles, net	146,965	133,123
Other investments	3,931,715	2,655,709
Other assets	73,328	70,298
Total assets	$7,177,116	$5,611,068

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$249,835	$265,960
Current maturities of long-term debt	1,769	493
Income and other taxes payable	35,252	56,188
Other current liabilities	147,184	128,154
Total current liabilities	434,040	450,795

Long-term debt, net of current maturities	437,808	438,937
Other long-term liabilities	1,174,076	701,005
Total liabilities	2,045,924	1,590,737

Total stockholders’ equity	5,131,192	4,020,331
Total liabilities and stockholders’ equity	$7,177,116	$5,611,068

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities:
Cash received from customers	$1,716,486	$1,715,960
Cash paid to suppliers and employees	(1,392,653)	(1,494,794)
Interest paid, net	(11,381)	(11,721)
Income tax payments, net	(42,634)	(57,840)
Other operating activities	28,277	28,880
Net cash provided by operating activities	298,095	180,485
Cash flows from investing activities:
(Payments for) proceeds from acquisitions	(75,811)	266
Other investing activities	(71,882)	(132,433)
Net cash used in investing activities	(147,693)	(132,167)
Cash flows from financing activities:
Payments on long-term borrowings	(487)	(1,595)
Other financing activities	(17,488)	(82)
Net cash used in financing activities	(17,975)	(1,677)
Effect of foreign exchange rate changes on cash	(3,239)	3,965
Net increase in cash, cash equivalents, and restricted cash	129,188	50,606
Cash, cash equivalents, and restricted cash at beginning of period	434,164	384,983
Cash, cash equivalents, and restricted cash at end of period	$563,352	$435,589

Reconciliation of net income to net cash provided by operating activities:
Net income	$1,205,189	$1,194,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99,757	103,509
Right-of-use asset amortization	31,108	—
Changes in working capital	8,861	(28,087)
Other	(1,046,820)	(1,089,080)
Net cash provided by operating activities	$298,095	$180,485

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity owned investments; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2019	% of revenue	September 30, 2018	% of revenue	September 30, 2019	% of revenue	September 30, 2018	% of revenue

GAAP cost of goods sold	$253,607		$258,422		$760,674		$781,982
Amortization of purchased intangibles	(3,944)		(4,726)		(11,366)		(14,252)
Acquisition related benefits (costs) (1)	—		—		7,403		—
Restructuring benefits (costs)	(3,243)		(410)		(3,051)		(1,884)
Non-GAAP cost of goods sold	$246,420		$253,286		$753,660		$765,846

GAAP gross profit	$307,026	54.8%	$286,716	52.6%	$926,557	54.9%	$890,586	53.2%
Amortization of purchased intangibles	3,944		4,726		11,366		14,252
Acquisition related (benefits) costs (1)	—		—		(7,403)		—
Restructuring (benefits) costs	3,243		410		3,051		1,884
Non-GAAP gross profit	$314,213	56.0%	$291,852	53.5%	$933,571	55.3%	$906,722	54.2%

GAAP selling, general and administrative expense	$201,622	$201,196	$610,460	$620,751
Amortization of purchased intangibles	(1,865)	(1,803)	(5,124)	(5,927)
Legal matters	1,900	(4,420)	(4,593)	(13,209)
Acquisition related benefits (costs) (1)	(6)	2,756	359	3,374
Restructuring benefits (costs)	(2,662)	(76)	(2,802)	(434)
Non-GAAP selling, general and administrative expense	$198,989	$197,653	$598,300	$604,555

GAAP research and development expense	$47,944	$49,245	$145,641	$146,122
Acquisition related benefits (costs) (1)	—	—	—	(512)
Restructuring benefits (costs)	(23)	496	104	840
Non-GAAP research and development expense	$47,921	$49,741	$145,745	$146,450

GAAP income from operations	$57,460	10.2%	$36,275	6.7%	$170,456	10.1%	$123,713	7.4%
Amortization of purchased intangibles	5,809		6,529		16,490		20,179
Legal matters	(1,900)		4,420		4,593		13,209
Acquisition related (benefits) costs (1)	6		(2,756)		(7,762)		(2,862)
Restructuring (benefits) costs	5,928		(10)		5,749		1,478
Non-GAAP income from operations	$67,303	12.0%	$44,458	8.2%	$189,526	11.2%	$155,717	9.3%

GAAP change in fair market value of equity securities	$390,620	$(318,007)	$(1,384,999)	$(1,420,339)
Valuation (loss) gain on equity-owned securities	(390,620)	318,007	1,384,999	1,420,339
Non-GAAP change in fair market value of equity securities	$—	$—	$—	$—

GAAP other (income) expense, net	$(4,367)	$(2,585)	$(26,959)	$(29,588)
(Loss) gain on equity-method investments	(37)	(222)	(698)	(625)
Other non-recurring items (2)	—	—	759	9,208
Non-GAAP other (income) expense, net	$(4,404)	$(2,807)	$(26,898)	$(21,005)

GAAP (loss) income before income taxes	$(335,216)	$350,131	$1,561,651	$1,553,906
Amortization of purchased intangibles	5,809	6,529	16,490	20,179
Legal matters	(1,900)	4,420	4,593	13,209
Acquisition related (benefits) costs (1)	6	(2,756)	(7,762)	(2,862)
Restructuring (benefits) costs	5,928	(10)	5,749	1,478
Valuation loss (gain) on equity-owned securities	390,620	(318,007)	(1,384,999)	(1,420,339)
Loss (gain) on equity-method investments	37	222	698	625
Other non-recurring items (2)	—	—	(759)	(9,208)
Non-GAAP income before income taxes	$65,284	$40,529	$195,661	$156,988

GAAP benefit from (provision for) income taxes	$76,400	$(80,805)	$(356,462)	$(359,763)
Income tax effect of non-GAAP adjustments (3)	(93,040)	67,878	303,890	315,276
Non-GAAP provision for income taxes	$(16,640)	$(12,927)	$(52,572)	$(44,487)

GAAP net (loss) income	$(258,816)	(46.2)%	$269,326	49.4%	$1,205,189	71.4%	$1,194,143	71.4%
Amortization of purchased intangibles	5,809		6,529		16,490		20,179
Legal matters	(1,900)		4,420		4,593		13,209
Acquisition related (benefits) costs (1)	6		(2,756)		(7,762)		(2,862)
Restructuring (benefits) costs	5,928		(10)		5,749		1,478
Valuation loss (gain) on equity-owned securities	390,620		(318,007)		(1,384,999)		(1,420,339)
Loss (gain) on equity-method investments	37		222		698		625
Other non-recurring items (2)	—		—		(759)		(9,208)
Income tax effect of non-GAAP adjustments (3)	(93,040)		67,878		303,890		315,276
Non-GAAP net income	$48,644	8.7%	$27,602	5.1%	$143,089	8.5%	$112,501	6.7%

GAAP diluted (loss) income per share	$(8.68)	$8.89	$39.97	$39.50
Amortization of purchased intangibles	0.19	0.22	0.55	0.67
Legal matters	(0.06)	0.15	0.15	0.44
Acquisition related (benefits) costs (1)	—	(0.09)	(0.26)	(0.09)
Restructuring (benefits) costs	0.20	—	0.19	0.05
Valuation loss (gain) on equity-owned securities	12.94	(10.50)	(45.94)	(46.98)
Loss (gain) on equity-method investments	—	0.01	0.02	0.02
Other non-recurring items (2)	—	—	(0.03)	(0.30)
Income tax effect of non-GAAP adjustments (3)	(3.09)	2.23	10.10	10.41
Add back anti-dilutive shares	0.11	—	—	—
Non-GAAP diluted income per share	$1.61	$0.91	$4.75	$3.72

GAAP diluted weighted average shares used in per share calculation	29,831	30,292	30,149	30,234
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	358	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,189	30,292	30,149	30,234

(1) Release of contingent consideration and other acquisition-related (benefits) expenses.
(2) Gain on the sale of a product line (2018 and 2019), and gain on the sale of land (2018).
(3) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

2019 Financial Outlook

Forecasted non-GAAP operating margin excludes 110 basis points primarily related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.